Exhibit 4.3

AMENDMENT TO RIGHTS AGREEMENT BETWEEN

METHODE ELECTRONICS, INC.

AND

MELLON INVESTOR SERVICES LLC, as Rights Agent

THIS AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of this 18th day of November, 2003 by and between Methode Electronics, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, as rights agent (the “Rights Agent”).  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) with Methode Merger Corporation, a Delaware corporation (“Merger Corp.”), providing for transactions (collectively, the “Merger”) pursuant to which, among other things, Merger Corp. will be merged with and into the Company.

WHEREAS, the Company and the Rights Agent (as successor to ChaseMellon Shareholder Services, L.L.C.) are parties to a Rights Agreement dated as of June 23, 2000 (the “Rights Agreement”).

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the Company and the Rights Agent hereby agree as follows:

1.             Amendment to Definition of “Acquiring Person” set forth in Section 1.  The definition of “Acquiring Person” set forth in Section 1 of the Rights Agreement is hereby amended by adding the following sentence to the end of that definition:

Notwithstanding the foregoing, no Person shall be or become an Acquiring Person by reason of the execution and delivery of the Agreement and Plan of Merger between the Company and Methode Merger Corporation, a Delaware corporation (“Merger Corp.”), (the “Merger Agreement”) or the execution of any amendment thereto.

2.             Amendment to Section 7(a)(i).  Section 7(a)(i) of the Rights Agreement shall be amended to read in its entirety as follows:

(i) (A) the Effective Time, as that term is defined in the Merger Agreement, or (B) the Close of Business on the Final Expiration Date,

3.             Amendment to Definition of “Shares Acquisition Date” set forth in Section 1.  The definition of “Shares Acquisition Date” included in Section 1 of the Rights Agreement shall be amended by adding the following sentence to the end of such definition:

Notwithstanding anything else set forth in this Agreement, a Shares Acquisition Date shall not be deemed to have occurred solely by reason of the public announcement, public disclosure, execution and delivery or amendment of the Merger Agreement and the transactions contemplated thereby.

4.             Amendment to Section 3(a).  Section 3(a) of the Rights Agreement shall be amended by adding the following sentence to the end thereof:

Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be deemed to have occurred solely by reason of the execution and delivery or amendment of the Merger Agreement and the transactions contemplated thereby.

5.             Amendment to Section 13.  The first sentence of Section 13 of the Rights Agreement shall be amended to read in its entirety as follows:

In the event that, at any time after a Person becomes an Acquiring Person, directly or indirectly, (i) the Company shall consolidate with, or merge with and into, any other Person, (ii) any Person shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property, or (iii) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries, then, and in each such case (other than any such transaction contemplated by the Merger Agreement), proper provision shall be made so that (A) each holder of a Right (except as otherwise provided herein) shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one ten-thousandths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of such other Person (including the Company as successor thereto or as the surviving corporation) as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one ten-thousandths of a Preferred Share for which a Right is then exercisable and dividing that product by (y) 50% of the then current per share market price of the Common Shares of such other Person (determined pursuant to Section 11(d) hereof) on the date of consummation of such consolidation, merger, sale or transfer; (B) the issuer of such Common Shares shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (C) the term “Company” shall thereafter be deemed to refer to such issuer; and (D) such issuer shall take such steps (including, but not limited to, the reservation of a sufficient number of its Common Shares in accordance with Section 9 hereof) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to the Common Shares thereafter deliverable upon the exercise of the Rights.

6.             Amendment to Section 20.  A new Section 20(1) of the Rights Agreement is hereby added as follows:

The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any agreements or documents related to or referred to in the Merger Agreement or any other agreement between or among the parties thereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.

7.             Miscellaneous.  The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.  This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Methode Electronics, Inc.

Attest:

By:	/s/ Douglas A. Koman	By:	/s/ William T. Jensen
	Name: Douglas A. Koman		Name: William T. Jensen
	Title: Vice President, Corporate Finance		Title: Chairman of the Board

Mellon Investor Services LLC
Rights Agent

Attest:

By:	/s/ Georg Drake	By:	/s/ Editha Paras
	Name: Georg Drake		Name: Editha Paras
	Title: Assistant Vice President		Title: Vice President